Exhibit 10.1

UVNr.:  2489                   /2022

On this 13th day of December two thousand and twenty-two before me

Lucas Wartenburger

Civil Law Notary (Notar)
officially appointed in Munich,
State of Bavaria, Germany

at my offices located at Brienner Straße 29, D-80333 München were present:

1.	Dr. Jörg Mosolf,
born October 27, 1956,
business address: Dettinger Str. 157-159, 73230 Kirchheim unter Teck, identified by his German personal identity card

2.	Dr. Kersten Ruoss,
born May 6, 1974,
business address: Dettinger Str. 157-159, 73230 Kirchheim unter Teck, identified by his German personal identity card

3.	Dr. Horst Martin Kock,
born on March 4, 1961,
business address: Prinzregentenstr. 11, 80538 München,
who is personally known to me

Dr. Jörg Mosolf and Dr. Kersten Ruoss are not acting on their own behalf, but on behalf of Mosolf Verwaltungen SE; Kirchheim unter Teck (business address: Dettinger Straße 157-159, 73230 Kirchheim unter Teck); as managing directors;

Mosolf Verwaltungen SE is acting not on their own behalf, but on behalf of MOSOLF SE & Co. KG, Kirchheim unter Teck (business address: Dettinger Str. 157-159, 73230 Kirchheim unter Teck) as general partner.

Dr. Horst Martin Kock does not act on his own behalf but on behalf of Cenntro Electric Group, Inc. Freehold, NJ (business address: 501 Okerson Road, Freehold, NJ 07728, USA) a limited liability company under the laws of the US state of Delaware; by virtue of a power of attorney dated Feb. 25, 2022, a photocopy of which has been presented today; the notarized and apostilled original is attached to the March SPA.

The parties applied for notarial recording; furthermore they applied this notarial deed not to be drawn up in the German but in the English language.

Upon the notary’s request, the persons appearing confirm that for the execution of this deed, they act in their own name and on their own account, unless otherwise specified beforehand, that neither they themselves nor the ultimate beneficial owners they are acting for are covered by sec. 1 par. 12-14 GWG (German prevention of money laundering act).

Each party being present during the whole proceedings declared orally:

Reference is hereby made to the deeds drawn by Notar Lucas Wartenburger as of December 13, 2022, deed roll number 2482/2022 (herein: “Deed of Reference”), as of March 5, 2022, deed roll number 377/2022 (herein: “March Deed of Reference”), as of March 5, 2022, deed roll number 378/2022 (herein: “March SPA”), the originals of which were presented to the parties and were inspected by them. The parties know their respective content and waive their rights to have those deeds read out again as well as to have those deeds attached to this deed pursuant to Sec. 13a German Notarization Act (BeurkG).

If this deed refers to Schedules and Exhibits, such reference is meant to refer to the Schedules and Exhibits that form part of the Deed of Reference.

If this deed refers to Schedules and Exhibits of the March SPA, such reference is meant to refer to the Schedules and Exhibits that form part of the March Deed of Reference.

The Parties confirm that Mrs. Andrea Bruckert was entitled to act on behalf of the Parties in the Deed of Reference and to make all declarations contained therein on their behalf.

SHARE PURCHASE AGREEMENT

by and among

CENNTRO ELECTRIC GROUP, INC.

and

MOSOLF SE & CO. KG

December 13, 2022

TABLE OF CONTENTS
(continued)

SCHEDULES

Schedules

Schedule 3.0	Form of the Closing Disclosure Schedule

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (including any Schedules hereto, collectively this “Agreement”) dated as of December 13, 2022, (“Signing Date”) by and among (1) CENNTRO ELECTRIC GROUP, INC., 501 Okerson Road, Freehold, NJ 07728, USA, a corporation incorporated under the laws of Delaware, USA (“Buyer”) and (2) MOSOLF SE & CO. KG, Dettinger Str. 157-159, 73230 Kirchheim unter Teck, Germany, a limited liability partnership incorporated under the laws of Germany (“Seller”) regarding the sale and purcEhase of 35% of Seller’s shares in CENNTRO AUTOMOTIVE EUROPE GMBH, a German limited liability company with registered office in Herne, Germany (the “Company”).

RECITALS

(A)
Seller owns 35% of the issued shares of the Company consisting of 875 shares with a nominal value (Nennbetrag) of EUR 100.00 each having the consecutive share numbers 1 to and including 875 pursuant to the shareholder list filed with the commercial register of the Company dated March 28, 2022. Seller desires to sell and assign to Buyer all of these 875 shares (the “Purchased Shares”).

(B)
Buyer already owns the remaining 65% of the issued shares of the Company consisting of 1,625 shares with a nominal value (Nennbetrag) of EUR 100.00 each having the consecutive share numbers 876 to and including 2,500 pursuant to the shareholder list filed with the commercial register of the Company dated March 28, 2022.

(C)
Waiving compliance with all requirements pursuant to applicable law and the articles of association regarding the convening and holding of a shareholders’ meeting of the Company, Seller and Buyer hereby hold an extraordinary shareholders’ meeting of the Company and hereby unanimously resolve as follows: The conclusion and execution of this Agreement and all legal transactions, measures, etc. provided for therein or being necessary or expedient for its execution are each hereby approved. In particular and inter alia with respect to section 10 of the articles of association of the Company, the assignment of the Purchased Shares is hereby approved. In this respect each shareholder of the Company is instructed to declare on behalf of the shareholders’ meeting and the Company any required consent with this Agreement.

(D)
Based on the resolutions of the shareholders’ meeting of the Company pursuant to Recitals (C) above, Seller and Buyer, each in their capacity as shareholders of the Company, hereby declare, in the external relationship, the consent with this Agreement, in particular with the assignment of the Purchased Shares provided for in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, Buyer and Seller (collectively referred to as “Parties” or individually a “Party”) agree as follows:

ARTICLE 1
CORPORATE STATUS

1.1         The Company

(a)   The Company is a limited liability company with registered offices in Herne, which was established on April 23, 2019, under the laws of Germany and was initially recorded in the commercial register (Handelsregister) of the Lower Court (Amtsgericht) of Recklinghausen under registration number HRB 8338. The seat of the Company was first moved to Kirchheim unter Teck with effect as of May 28, 2020 and subsequently moved to Herne with effect as of August 23, 2022, and the Company is now recorded in the commercial register (Handelsregister) of the Lower Court (Amtsgericht) of Bochum under registration number HRB 20255.

(b)   The registered share capital (Stammkapital) of the Company equals EUR 250,000 and is divided into 2,500 shares with a nominal value of EUR 100.00 each. The shares with the share numbers 1 - 875 are held by Seller. The shares with the share numbers 876 - 2,500 are held by Buyer. The share capital of the Company was fully paid-in at its incorporation in cash.

1.2         [Not used.]

ARTICLE 2
PURCHASE, SALE AND ASSIGNMENT

2.1         Purchase, Sale and Assignment of Purchased Shares

(a)   Upon the terms and subject to the conditions contained herein, Seller hereby sells to Buyer the Purchased Shares free and clear of any and all Encumbrances. Subject to the condition precedent of full payment of the Share Purchase Price (receipt on Seller’s Bank Account is decisive) in accordance with Section 2.2, Seller hereby assigns (tritt ab) the Purchased Shares to Buyer. Buyer hereby accepts such sale and assignment.

(b)   The sale and assignment of the Purchased Shares shall include any and all rights and obligations associated with, or otherwise pertaining to, the Purchased Shares, including but not limited to the rights to receive profits of the Company for the period commencing on the Effective Date. The “Effective Date” for purposes of determining the right to receive profits shall be as of the beginning of January 1, 2022 (0:00 a. m.) CET.

2.2         Share Purchase Price

(a)   The aggregate purchase price for the Purchased Shares to be paid by Buyer to Seller is EUR 1,750,000 (the “Share Purchase Price”). The Share Purchase Price is not subject to adjustments.

(b)  At Closing (due date), Buyer shall pay, or shall cause payment of, by wire transfer of immediately available funds, and free of costs and charges for Seller, the Share Purchase Price to the following bank account of Seller:

IBAN:	DE12 6114 0071 0916 8600 00
BIC/SWIFT:	COBADEFFXXX

(“Seller’s Bank Account”).

2.3         Escrow; General Escrow Amount

(a)   In connection with the previous share purchase agreement between the Parties which was executed on March 5, 2022 (Deed No. 0378 of notary Lucas Wartenburger, Brienner Straße 29, D-80333 München, the "March SPA"), Buyer deposited with ABN AMRO BANK N.V. (trading as ABN AMRO Escrow & Settlement) (the “Escrow Agent”) an escrow amount (the "Escrow Amount") to be retained in an escrow account (the “General Escrow Account”) in accordance with the terms of the March SPA and an escrow agreement, by and among Buyer, Seller and the Escrow Agent (the “Escrow Agreement”).

(b)   The Parties amongst themselves agree that the General Escrow Amount may also, but not exclusively, be used to satisfy amounts payable to any of the Buyer Indemnified Parties pursuant and subject to ARTICLE 10. However, this Agreement shall not amend or alter the terms of the Escrow Agreement and the pay-outs agreed therein.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in this Agreement and/or the Seller Disclosure Schedule attached to the March SPA and/or the schedule submitted by Seller to Buyer pursuant to the Subsequent Disclosure agreed in the March SPA and attached hereto as Schedule 3.0 (the “Closing Disclosure Schedule”) (the Seller Disclosure Schedule together with the Closing Disclosure Schedule, collectively the “Seller Disclosure Schedules”) which each shall specify details and exceptions to the representations and warranties of Seller contained in this Agreement (with specific reference to the particular Section or subsection to which such information relates), Seller hereby guarantees to Buyer, by way of independent promises of guarantee (selbständige Garantieversprechen) within the meaning of section 311 paragraph 1 BGB and subject to the requirements and limitations provided in this Agreement, that the statements contained in this ARTICLE 3 (collectively referred to as “Seller’s Company Representations” or individually a “Seller’s Company Representation”) are correct as of the Signing Date, unless another relevant point in time has been stipulated in this ARTICLE 3. The Parties agree that Seller’s Company Representations represent neither agreements on subjective requirements, in particular on quality (Beschaffenheitsvereinbarungen), within the meaning of section 434 paragraph 1 and paragraph 2 BGB nor quality guarantees concerning the object of the purchase (Garantien für die Beschaffenheit der Sache) within the meaning of sections 443, 444 BGB, but shall rather qualify as a contractual liability regime of its own kind (vertragliches Haftungsregime sui generis). Furthermore, it is understood that Section 3.20 and Section 3.21 shall not qualify as Seller’s Company Representations, but shall rather constitute further terms and conditions applying to the Seller’s Company Representations.

3.1         Financial Statements

The statements contained in Section 3.6 of the March SPA apply analogously as if they had been agreed in this Agreement, provided, however, that the statements shall be correct not as of the Signing Date but as of the respective reference date(s) of the relevant Seller's company representations agreed in the March SPA (“Reference Date(s) of the March SPA”).

3.2          Absence of Undisclosed Liabilities

The statements contained in Section 3.7 of the March SPA apply analogously as if they had been agreed in this Agreement, provided, however, that the statements shall be correct not as of the Signing Date but as of the Reference Date(s) of the March SPA.

3.3         Absence of Certain Changes or Events

The statements contained in Section 3.8 of the March SPA apply analogously as if they had been agreed in this Agreement, provided, however, that the relevant period shall be from December 31, 2021 to and until the closing date of the March SPA and the statements shall be correct not as of the Signing Date but as of the Reference Date(s) of the March SPA.

3.4         Conduct of Business

The statements contained in Section 3.9 of the March SPA apply analogously as if they had been agreed in this Agreement, provided, however, that the relevant period shall be from December 31, 2021 to and until the closing date of the March SPA and the statements shall be correct not as of the Signing Date but as of the Reference Date(s) of the March SPA.

3.5         Legal Disputes

The statements contained in Section 3.10 of the March SPA apply analogously as if they had been agreed in this Agreement, provided, however, that the statements shall be correct not as of the Signing Date but as of the Reference Date(s) of the March SPA.

3.6         Taxes and Tax Returns

The statements contained in Section 3.11 of the March SPA apply analogously as if they had been agreed in this Agreement, provided, however, that the statements shall be correct not as of the Signing Date but as of the Reference Date(s) of the March SPA.

3.7         Intellectual Property

The statements contained in Section 3.12 of the March SPA apply analogously as if they had been agreed in this Agreement, provided, however, that the statements shall be correct not as of the Signing Date but as of the Reference Date(s) of the March SPA.

3.8         Data Protection

The statements contained in Section 3.12a of the March SPA apply analogously as if they had been agreed in this Agreement, provided, however, that the statements shall be correct not as of the Signing Date but as of the Reference Date(s) of the March SPA.

3.9         Employment Matters

The statements contained in Section 3.13 of the March SPA apply analogously as if they had been agreed in this Agreement, provided, however, that the statements shall be correct not as of the Signing Date but as of the Reference Date(s) of the March SPA.

3.10       Current and Fixed Assets, Inventories

The statements contained in Section 3.16 of the March SPA apply analogously as if they had been agreed in this Agreement, provided, however, that the relevant period shall be from December 31, 2021 to and until the closing date of the March SPA and the statements shall be correct not as of the Signing Date but as of the Reference Date(s) of the March SPA.

3.11       Environmental Liability

The statements contained in Section 3.19 of the March SPA apply analogously as if they had been agreed in this Agreement, provided, however, that the statements shall be correct not as of the Signing Date but as of the Reference Date(s) of the March SPA.

3.12       Product Liability, Warranty and Related Matters

The statements contained in Section 3.20 of the March SPA apply analogously as if they had been agreed in this Agreement, provided, however, that the statements shall be correct not as of the Signing Date but as of the Reference Date(s) of the March SPA.

3.13       Public Grants and Subsidies

The statements contained in Section 3.21 of the March SPA apply analogously as if they had been agreed in this Agreement, provided, however, that the statements shall be correct not as of the Signing Date but as of the Reference Date(s) of the March SPA.

3.14       Related Party Transactions

Except with respect to the service agreement with the managing director Gregory Hancke, there are no contracts under which the Company on the one hand has any existing or future Liabilities or had any past Liabilities which are not at arm’s length vis-à-vis, on the other hand, (i) Seller, (ii) any managing director or board member of Seller, (iii) any of their family members (including any spouse, former spouse, civil partner or blood relative) or (iv) any of their Affiliates (each, a “Related Party Transaction”). Also all further agreements provided for as Exhibits or closing deliveries of the March SPA and/or as agreements to be concluded pursuant to the March SPA are deemed to have been entered into at arm’s length and therefore do neither constitute a breach of a Seller’s Company Representation nor trigger any Liability under this Agreement.

3.15       Compliance, Permits

The statements contained in Section 3.24 of the March SPA apply analogously as if they had been agreed in this Agreement, provided, however, that the statements shall be correct not as of the Signing Date but as of the Reference Date(s) of the March SPA.

3.16       Illegal Payments

To the Knowledge of Seller, the Company (including any of its respective officers or directors) has not taken or failed to take any action which would cause it to be in violation of any applicable anti-bribery or anti-corruption law or any similar law of any other jurisdiction in which the Company does business, in each case, as amended, or any rules or regulations thereunder. To the Knowledge of Seller, neither the Company nor, any third party acting on behalf of the Company, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize directly or indirectly, the giving of money or anything of value to any Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, or to obtain an improper advantage in order to assist the Company or any other Person in obtaining or retaining business for or with, or directing business to, the Company. For purposes of this Agreement, an “Official” shall include any appointed or elected official, any government employee, any political Party, Party official, or candidate for political office, or any officer, director or employee of any Governmental Authority.

3.17       Export

The statements contained in Section 3.26 of the March SPA apply analogously as if they had been agreed in this Agreement, provided, however, that the statements shall be correct not as of the Signing Date but as of the Reference Date(s) of the March SPA.

3.18       Information Technology

The statements contained in Section 3.28 of the March SPA apply analogously as if they had been agreed in this Agreement, provided, however, that the statements shall be correct not as of the Signing Date but as of the Reference Date(s) of the March SPA.

3.19       Disclosure

To the Knowledge of Seller, this Agreement does not contain any untrue statement of a material fact or omits to state any fact, which (i) is unknown to Buyer and should not have been known to Buyer in light of Buyer's majority shareholding in the Company and (ii) a prudent merchant would reasonably view as material for purposes of assessing the opportunities and risks of the transactions, in respect of the affairs, operations or condition of the Company, its assets, the Business or the transactions contemplated herein or therein.

3.20       Exclusive Representations and Warranties

(a)   Seller’s Company Representations contained in this ARTICLE 3 are the sole and exclusive representations and warranties made by Seller and relied upon by Buyer with regard to the Company and no other guarantees, representations or warranties regarding the Company are made by Seller, the Company or any of their Representatives or relied upon by Buyer, whether express or implied.

(b)  In particular, Buyer acknowledges that Seller makes no guarantees, representations or warranties with respect to, and the Seller’s Company Representations do not relate to, Cenntro Products, Cenntro Product IP, any Liability (e.g. recall, warranty, non-compliance with contractual or official requirements etc.) and business activity in relation to Cenntro Products or Cenntro Product IP or any projections, estimates or budgets provided or made available to Buyer with respect to future revenues, future profits, future earnings, future results of operations (or any component thereof), future cash flows or the future financial condition (or any component thereof) or future operations or Business of the Company. In this respect, Buyer is also aware and informed that the Company immediately requires further capital injection to be able to meet its current or expected Liabilities within the next two months (non-binding information under exclusion of any Liability on the side of the Seller).

3.21       Knowledge of Seller

As used in this Agreement, the phrase “Knowledge of Seller” or any similar phrase means the actual knowledge (positive Kenntnis) of Dr. Jörg Mosolf and/or Mr. Tobias Mosolf on the Signing Date, unless another relevant point in time has been stipulated herein. Any attribution of knowledge or fault to Seller pursuant to sections 166 and 278 BGB, even in the form of knowledge typically recorded in documents (typischerweise aktenmäßig festgehaltenes Wissen), shall be excluded to the extent permitted by Law.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Except as set forth in the Seller Disclosure Schedules, Seller hereby guarantees to Buyer, by way of independent promises of guarantee (selbständige Garantieversprechen) within the meaning of section 311 paragraph 1 BGB and subject to the requirements and limitations provided in this Agreement, that the statements contained in this ARTICLE 4 (collectively referred to as the “Seller’s Fundamental Representations” or individually a “Seller’s Fundamental Representation”) are correct on the Signing Date and on the Closing Date, except as further disclosed by Seller to Buyer not less than two (2) Business Days prior to the Closing Date or, unless another relevant point in time has been stipulated therein. The Parties agree that the Seller´s Fundamental Representations shall qualify as a contractual liability regime of its own kind (vertragliches Haftungsregime sui generis). It is understood that Section 4.5 shall not qualify as Seller’s Fundamental Representations, but shall rather constitute further terms and conditions of Seller’s Fundamental Representations.

4.1         Authority and Execution

(a)  Seller has all requisite power and authority to (i) execute and deliver this Agreement, (ii) perform its obligations hereunder and (iii) consummate the transactions contemplated hereby.

(b)  The adoption, execution, delivery, and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have been, and are, duly and validly authorized by all necessary action of Seller. No further corporate proceedings on the part of Seller are necessary to authorize the adoption, execution, delivery, and performance of this Agreement and the transactions contemplated hereby by Seller.

(c)   This Agreement has been duly executed and delivered by Seller and (assuming due authorization, execution, and delivery by the Company and the Buyer) constitute valid and binding obligations of Seller, enforceable in accordance with its terms.

4.2         Ownership and Transfer of Purchased Shares

Seller is the legal and beneficial owner of the Purchased Shares free and clear of any and all Encumbrances and will be the legal and beneficial owner of all of the Purchased Shares immediately prior to Closing. Seller has the power and authority to sell, transfer and assign the Purchased Shares provided in this Agreement, and such transfer and assignment will convey to Buyer title to such Purchased Shares, free and clear of any and all Encumbrances. Seller is not a party to (i) any option, warrant, purchase right or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer or otherwise dispose of any Purchased Shares or (ii) any voting trust, proxy or other agreement or understanding with respect to the Purchased Shares. In particular, the execution and performance of this Agreement does neither trigger any right of first refusal nor obligate Seller to sell, transfer or otherwise dispose of any Purchased Shares to Tropos Technologies, lnc., 16269 Church Street, Suite 140, Morgan Hill, CA 95037, United States of America.

4.3         Consents and Approvals

Except as set forth in this Agreement, none of the execution, delivery, or performance of this Agreement by Seller, the consummation by Seller of the transactions contemplated hereby, or compliance by Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Seller, (ii) require any filing with, notice by, or permit, authorization, consent, or approval of, any Governmental Authority or any third party (including, without limitation, any shareholders or creditors of Seller), or (iii) violate any Law or Order applicable to Seller or any of their respective properties or assets.

4.4         Legal Proceedings

(a)   There is no Action pending or, to the Knowledge of Seller on the Signing Date or the Closing Date, as applicable, threatened against Seller before any Governmental Authority, and Seller is not subject to any outstanding Order, which (i) affects Seller’s ownership of the Purchased Shares or (ii) would, individually or in the aggregate, prevent, restrain or delay performance by Seller of its obligations under this Agreement.

(b)   No injunction issued by any Governmental Authority relating to Seller in order to restrain or prohibit the consummation of the transactions contemplated by this Agreement is presently in effect, and no Action relating to Seller is pending before any court or other Governmental Authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated herein.

4.5         Exclusive Representations and Warranties

The Seller’s Fundamental Representations contained in this ARTICLE 4 are the sole and exclusive representations and warranties made by Seller and relied upon by Buyer with regard to Seller and no other guarantees, representations or warranties regarding Seller are made by Seller, the Company or any of their Representatives or relied upon by Buyer, whether express or implied.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby guarantees to Seller, by way of independent promises of guarantee (selbständige Garantieversprechen) within the meaning of section 311 paragraph 1 BGB and subject to the requirements and limitations provided in this Agreement, that the statements contained in this ARTICLE 5 (collectively referred to as “Buyer Representations” or individually a “Buyer Representation”) are correct on the Signing Date and on the Closing Date, unless another relevant point in time has been stipulated therein. The Parties agree that the Buyer Representations shall qualify as a contractual liability regime of its own kind (vertragliches Haftungsregime sui generis). It is understood that Section 5.7 and Section 5.8 shall not qualify as Buyer Representations, but shall rather constitute further terms and conditions of Buyer Representations.

5.1         Corporate Organization

Buyer is a corporation duly incorporated and validly existing under the laws of Delaware, United States of America.

5.2         Authority and Execution

(a)   Buyer has all requisite corporate power and authority to (i) execute and deliver this Agreement, (ii) perform its obligations hereunder and (iii) consummate the transactions contemplated hereby.

(b)  The adoption, execution, delivery, and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have been, and are, duly and validly authorized by all necessary action of Buyer. No further corporate proceedings on the part of Buyer are necessary to authorize the adoption, execution, delivery, and performance of this Agreement and the transactions contemplated hereby by Buyer.

(c)   This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution, and delivery by the Seller) constitutes valid and binding obligations of Buyer, enforceable against Buyer in accordance with its respective terms.

5.3         Consents and Approvals

None of the execution, delivery, or performance of this Agreement by Buyer, the consummation by Buyer of the transactions contemplated hereby, or compliance by Buyer with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Buyer, (ii) require any filing with, notice by, or permit, authorization, consent, or approval of, any Governmental Authority or any third party (including, without limitation, any shareholders or creditors of Buyer), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, or other instrument or obligation to which Buyer is a party or by which it or any of their respective properties or assets may be bound, or (iv) violate any Law or Order applicable to Buyer or any of its assets.

5.4         Legal Proceedings

(a)  There is no Action pending or, according to Knowledge of Buyer, threatened against Buyer before any Governmental Authority, and Buyer is not subject to any outstanding Order, which would, individually or in the aggregate, prevent, restrain or delay performance by Buyer of its obligations under this Agreement.

(b)   No injunction issued by any Governmental Authority relating to Buyer in order to restrain or prohibit the consummation of the transactions contemplated by this Agreement is presently in effect, and no Action relating to Buyer is pending before any court or other Governmental Authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated herein.

5.5         Winding up / Insolvency

The Buyer has neither been dissolved nor is in the process of liquidation. No Action or request is pending (whether made by Buyer or by any other Person) or threatened to declare Buyer insolvent, to adjudicate bankruptcy, to grant a moratorium or a suspension of payments, or to dissolve or liquidate Buyer. No Order has been made, resolution passed or meeting convened for winding-up (or other process whereby the business will be terminated and the assets will be distributed) of Buyer.

5.6         Financing

Buyer will have on the Closing Date sufficient funds to pay the Share Purchase Price in accordance with the terms of this Agreement.

5.7         Exclusive Representations and Warranties

The Buyer Representations made in this Agreement are the sole and exclusive representations and warranties made by Buyer and relied upon by Seller and no other representations or warranties are made by Buyer or relied upon by Seller, whether express or implied.

5.8          Knowledge of Buyer

As used in this Agreement, the phrase “Knowledge of Buyer” or any similar phrase means the actual knowledge of Peter WANG (CEO of Buyer) and/or Ming HE (SVP, Treasury and Strategic Investment of Buyer) and/or Edmond Cheng on the Signing Date or the Closing Date, as applicable. Any attribution of knowledge or fault to Buyer pursuant to sections 166 and 278 BGB, even in the form of knowledge typically recorded in documents (typischerweise aktenmäßig festgehaltenes Wissen), shall be excluded to the extent permitted by Law.

ARTICLE 6
ADDITIONAL AGREEMENTS

6.1         Non-Competition

The statements contained in Section 6.3 of the March SPA apply analogously as if they had been agreed in this Agreement, provided, however, that the restricted period under this Agreement ends simultaneously with the Restricted Period under the March SPA.

6.2         Notification of Certain Events

(a)   Each of Seller and Buyer shall promptly notify the other of the occurrence of any event that may make the satisfaction of any Closing Condition in ARTICLE 7 impossible, unlikely, or subject to significant delay.

(b)   During the period commencing on the Signing Date and ending at the earlier of (i) the Closing or (ii) the termination of this Agreement in accordance with its terms, each of Seller and Buyer will give prompt notice to the other of (i) any written notice or other written communication (including by telecopy or email) from any Person alleging that the consent of such Person is or may be required for the in rem effectiveness (dingliche Wirksamkeit) of the transactions contemplated by this Agreement, (ii) any written notice or other written communication (including by telecopy or email) from any Governmental Authority in connection with the transactions contemplated by this Agreement, (iii) any written notice or other written communication (including by telecopy or email) from any Person alleging facts which, if true, would result in a material breach by Seller of any Seller Representation, and (iv) any litigation relating to, involving or otherwise affecting Seller, Buyer or the Company, except litigation that is obviously immaterial to the transactions contemplated by this Agreement.

6.3         Publicity

(a)   Until Closing, neither (i) Buyer without the written consent of Seller nor (ii) Seller without the written consent of Buyer, shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement, provided, however, that Buyer or Seller (Seller not entitled to subsequent reservation under (i)), may make any such announcement or other communication (i) if such announcement or other communication is required in connection with any public offerings of its securities, public company reporting obligations or otherwise required by any securities exchange or applicable securities Laws, in which case Buyer shall use commercially best efforts to consult with the Seller to review such announcement or communication and the opportunity to comment thereon and Buyer shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 6.3(a) and (iii) to any Governmental Authority in connection with any Consents required to be made under this Agreement or in connection with the transactions contemplated hereby.

(b)  After Closing and for so long as this Agreement is in effect, Seller shall not issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the written consent of Buyer.

(c)   After Closing, Buyer may make public announcements of the transaction and/or its terms at its discretion (including making any filings with securities regulators as may be required under applicable securities Laws); provided that Buyer shall use best efforts to provide notice to, and shall use best efforts to consent with Seller prior to issuing or causing the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement, except with respect to any disclosure obligation of CENNTRO ELECTRIC GROUP LIMITED, 501 Okerson Rd, Freehold, NJ 07728, USA, a corporation incorporated under the laws of Australia (the "Parent") as may be required by applicable Law or the applicable rules of any stock exchange. With respect to such mandatory disclosure obligations of Parent, Seller hereby irrevocably consents to such disclosure.

6.4         No recourse

Without prejudice of the rights of Buyer for indemnification in this Agreement, upon Closing Buyer shall cause the Company not to make (and waive) any claim (whether known at the Signing Date/Closing Date or not and regardless of the legal basis) against Seller in connection with any act or omission of Seller, in its capacity as a shareholder of the Company, until the Closing Date, except for fraud or criminal misconduct, to the extent that such claims are not sufficiently accrued in the Financial Statements. The aforementioned provisions shall not cover any claims of the Company against Seller or its Affiliates from intra-group service agreements among the Company and Seller or its Affiliates.

ARTICLE 7
CLOSING CONDITIONS

7.1         Closing Conditions

(a)   The respective obligations of Seller, on one hand, and Buyer, on the other hand, to effect the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver in writing if permissible under applicable Law) at or prior to the Closing of conditions set forth in this ARTICLE 7 (the “Closing Conditions”).

(b)   Subject to any provisions to the contrary in Sections 7.2 to and including 7.4, all Closing Conditions may be waived, in full or in part, at any time by agreement between Seller and Buyer. In addition, Seller may waive the non-fulfilment of the Deliveries of Buyer by notice to Buyer, and Buyer may waive the non-fulfilment of the Deliveries of Seller by notice to Seller. Unless Buyer and Seller agree otherwise, any such waiver shall not prejudice any rights or remedies which may be available to the waiving Party under or in connection with this Agreement, but its effect shall be limited to allowing Closing to occur although the respective Deliveries of Buyer or Deliveries of Seller have not been performed.

7.2         Conditions to Each Party’s Obligations to Effect the Closing

The obligation of either Party to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

No Order issued by any Governmental Authority or other legal restraint challenging, prohibiting or materially altering the consummation of the transactions contemplated by this Agreement at Closing shall be in effect. No Law shall have been enacted, issued, entered, promulgated, or enforced by any Governmental Authority that challenges, prohibits or materially alters consummation of the transactions contemplated by this Agreement at Closing. There shall not be threatened in writing, instituted or pending any Action in which a Governmental Authority of competent jurisdiction is seeking an Order which would challenge, prohibit or materially alter the consummation of the transactions contemplated by this Agreement.

7.3         Conditions to the Obligations of Buyer

The obligation of Buyer to effect the transactions contemplated by this Agreement is subject to the satisfaction to or waiver by Buyer, at or prior to the Closing, of the following conditions:

There is no Action pending or, to the Knowledge of Seller on the Closing Date, threatened against Seller that affects Seller’s ownership of the Purchased Shares or its right or ability to perform its obligations under this Agreement and no Action relating to Seller is pending before any court in which it is sought to challenge, prohibit, or materially alter the consummation of the transactions contemplated herein.

7.4         Conditions to the Obligations of Seller

The obligation of Seller to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Seller, at or prior to the Closing, of the following conditions:

There is no Action pending or, to the Knowledge of Buyer, threatened against Buyer that affects Buyer’s right or ability to perform its obligations under this Agreement and no Action relating to Buyer is pending before any court in which it is sought to challenge, prohibit, or materially alter the consummation of the transactions contemplated herein.

ARTICLE 8
CLOSING

8.1         Closing

Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place in the offices of Jones Day, Prinzregentenstr. 11, 80538 Munich, Germany, on January 31, 2023, or (i) on such other date or such other time or (ii) in lieu of a personal meeting in the offices of Jones Day, by electronic means as may be agreed upon between Seller and Buyer at least in the form of text (in Textform) (the “Closing Date”), provided that the Closing Date may not be later than March 31, 2023 (the “Outside Date”).

8.2         Deliveries of Seller

Seller shall deliver to Buyer, or cause the delivery to Buyer at Closing, evidence that the Share Purchase Price has been received on Seller’s Bank Account.

8.3         Deliveries of Buyer

Buyer shall deliver to Seller, or cause the delivery to Seller at Closing, evidence that the Share Purchase Price has been transferred by wire transfer to and received on the Seller’s Bank Account.

8.4         Single Transaction

All deliveries and payments made and actions taken at Closing shall be considered as having occurred simultaneously as a part of a single transaction and in the proper sequence (Zug-um-Zug), and no action shall be considered as having taken place and no delivery shall be considered as having been made until each of the above actions and deliveries have been completed.

8.5         Closing Memorandum

After all deliveries of Closing have been provided Seller and Buyer will sign a market standard closing memorandum which shall serve as evidence for (i) satisfaction or waiver of all Closing Conditions and (ii) the actual consummation of the transactions contemplated under this Agreement.

ARTICLE 9
TERMINATION, AMENDMENT AND WAIVER

9.1         Termination

This Agreement may be terminated at any time prior to the Closing,

(a)   by mutual written consent of Buyer and Seller;

(b)  by Buyer or Seller if any Governmental Authority shall have issued an Order or taken any other Action which permanently restrains, enjoins or otherwise prohibits the transactions contemplated hereby and such Order or other Action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to Buyer or Seller if such Order or other Action was primarily due to the failure of such Party to perform its obligations under this Agreement;

(c)   by Buyer or Seller if the Closing shall not have occurred on or prior to the Outside Date; provided, however, that no Party may terminate this Agreement pursuant to this Section 9.1(c) if such Party is in material breach of any of its representations, warranties, covenants or other obligations under this Agreement and such breach shall have caused the Closing not to have occurred on or before the Outside Date;

(d)  by Seller, if Buyer shall have breached in any material respect any of its representations, warranties, covenants or other obligations contained in this Agreement that would give rise to the failure of a condition set forth in Section 7.4, which breach is incapable of being cured or, if capable of being cured, has not been cured within twenty (20) calendar days after the giving of written notice by Seller to Buyer specifying such breach; provided, however, that Seller may terminate this Agreement pursuant to this Section 9.1(d) only if Seller is not in material breach of any of its representations, warranties, covenants or other obligations under this Agreement; or

(e)  by Buyer, if Seller shall have breached in any material respect any of its respective representations, warranties, covenants or other obligations contained in this Agreement that would give rise to the failure of a condition set forth in Section 7.3, which breach has not been cured within twenty (20) calendar days after the giving of written notice by Buyer to Seller specifying such breach; provided, however, that Buyer may terminate this Agreement pursuant to this Section 9.1(e) only if Buyer is not in material breach of any of its representations, warranties, covenants or other obligations under this Agreement.

9.2          Effect of Termination

In the event of the termination of this Agreement pursuant to the terms of Section 9.1, written notice of termination shall forthwith be given to the other Party in accordance with Section 13.3 of the March SPA specifying the provision hereof pursuant to which such termination of this Agreement is made, and this Agreement shall become void and of no further force and effect, except for all of the provisions of Section 6.3, ARTICLE 11 and this Section 9.2, which shall survive any termination of this Agreement. Notwithstanding the foregoing, nothing contained in this Section 9.2 shall be deemed to release any Party from any Liability for fraud or willful breach of this Agreement committed by such Party prior to the date of such termination.

ARTICLE 10
INDEMNIFICATION, LIMITATIONS

10.1       Indemnification by Seller

Subject to the terms and conditions of this ARTICLE 10, from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and, after Closing, the Company (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against any and all claims, actions, causes of action, demands, assessments, losses, Taxes, damages, Liabilities, judgments, settlements, penalties, reasonable costs, and reasonable expenses (including reasonable attorneys’ fees and expenses) of any nature whatsoever (collectively, “Damages”) asserted against, resulting to, imposed upon, or incurred by any such Buyer Indemnified Party by reason of or resulting from any breach of any of Seller’s Company Representations or any of Seller’s Fundamental Representations (also by considering the Seller Disclosure Schedules) (collectively, the “Seller Representations”) or covenants or agreements of Seller made in this Agreement.

10.2       Indemnification by Buyer

The terms and conditions of Section 10.1 shall apply analogously in favor of Seller as Party to be indemnified in case of any breach of any of Buyer Representations or covenants or agreements of Buyer made in this Agreement.

10.3       Survival

(a)   (i) Seller’s Fundamental Representations shall expire and terminate on the date that is five (5) years from the Closing Date, and be of no further force and effect thereafter, and (ii) Seller’s Company Representations shall expire and terminate on December 31, 2023, and be of no further force and effect thereafter.

(b)  Any claims for fraud, intentional misrepresentation or willful misconduct of Seller, or prior to Closing the Company, shall expire and terminate on the expiration date of their applicable statute of limitations.

(c)   The Buyer Representations shall expire and terminate on June 30, 2023 and be of no further force and effect thereafter.

(d)   Sections 11.3 (d) to and including (g) of the March SPA apply analogously by referring to indemnification pursuant to this ARTICLE 10 as if they had been agreed in this Agreement.

10.4       Seller’s Rights to Cure

Section 11.4 of the March SPA applies analogously by referring to indemnification pursuant to this ARTICLE 10 as if it had been agreed in this Agreement.

10.5       Indemnification Proceedings for Third Party Claims

Section 11.5 of the March SPA applies analogously by referring to indemnification pursuant to this ARTICLE 10 as if it had been agreed in this Agreement.

10.6       Other Limitations

(a)  Except to the extent any indemnification relates to a Third Party Claim, neither Party shall have any Liability to any other Party in accordance with this ARTICLE 10 for any loss of profit, punitive damages, internal administrative or overhead costs, frustrated expenses, a reduced enterprise value or any Damages based on the fact that the Share Purchase Price was calculated on incorrect assumptions or result from the application of incorrect multiples.

(b)   Notwithstanding anything to the contrary in this Agreement, Seller shall not have any Liability to the Buyer Indemnified Parties for any claims for indemnification made by the Buyer Indemnified Parties pursuant to Section 10.1 if Buyer had Knowledge of Buyer at the Signing Date of a breach that would otherwise constitute such claims for indemnification made by the Buyer Indemnified Parties.

(c)   Notwithstanding anything to the contrary in this Agreement, Seller shall not have any Liability to the Buyer Indemnified Parties for any claims for indemnification made by the Buyer Indemnified Parties pursuant to Section 10.1 in excess of EUR 350,000.00 (such aggregate amount, the “Cap”); provided, however, that the Cap shall not apply to claims based upon, arising out of, or by reason of (i) any breach of Seller’s Fundamental Representations or (ii) any fraud, intentional misrepresentation, or willful misconduct. The Parties agree that the General Escrow Amount may be used to satisfy any claims for indemnification made by the Buyer Indemnified Parties pursuant to Section 10.1; provided, however, that the General Escrow Amount and the Escrow Agreement shall not limit any claims for indemnification made by the Buyer Indemnified Parties under this Agreement. The Cap shall remain unaffected.

(d)   With respect to any breach of Seller’s Fundamental Representations, Seller shall not have any Liability to the Buyer Indemnified Parties in excess of the full and aggregated amount of the Share Purchase Price payable to Seller; i.e., Seller’s Liability is limited to the consideration actually received by Seller under this Agreement.

(e)   Seller shall be liable for any claim of the Buyer Indemnified Parties pursuant to Section 10.1 only if an individual claim (or the aggregate amount of several claims arising from the same or a similar event, the same or similar circumstances, or the same or similar types of events or circumstances) exceeds the amount of EUR 15,000 (the “Qualifying Claim”), and the aggregate amount of all Qualifying Claims of the Buyer Indemnified Parties collectively exceeds EUR 50,000 (the “Threshold”), in which case Seller shall be obligated to indemnify the Buyer Indemnified Parties for the full amount of such claims (Freigrenze), subject to the limitations of this ARTICLE 10. Solely for purposes of calculation of these amounts, claims under this Agreement and claims under the March SPA may be aggregated, i.e., as an example: A EUR 40,000 claim under the March SPA and a claim for EUR 20,000 under this Agreement do exceed the Thresholds under both this Agreement and the March SPA.

(f)    Sections 11.6 (f) and (g) of the March SPA apply analogously by referring to indemnification pursuant to this ARTICLE 10 as if they had been agreed in this Agreement whereby any reference to any disclosure shall also include the Seller Disclosure Schedules and the matters, facts, circumstances and occurrences disclosed in this Agreement.

10.7       Exclusivity; Purchase Price Adjustment

(a)  Other than as explicitly mentioned herein and other than in connection with a willful act (vorsätzliche Handlung) or fraudulent misrepresentation (arglistige Täuschung), this ARTICLE 10 shall provide the exclusive remedy for breaches of representations, warranties, covenants and agreements set forth in this Agreement and is in lieu of, and not in addition to, the remedies provided by applicable statutory Law. This applies, above all (but not exclusively), to claims for breach of a pre-contractual duty pursuant to section 311 paragraph 2 and 3 BGB (culpa in contrahendo), claims based on a breach of duty in an obligation relationship (Verletzung einer Pflicht aus dem Schuldverhältnis), claims for reduction of the purchase price (Minderung), rights to rescission (Rücktritt), and liability in tort (Delikt).

(b)   The Parties agree to treat any indemnity payments made under this Agreement as adjustments to the Share Purchase Price to the extent permitted by applicable Law.

ARTICLE 11
MISCELLANEOUS

11.1       General Reference to the March SPA

The Parties are fully aware of the March SPA pursuant to the notarial deed of the notary Lucas Wartenburger, Brienner Straße 29, D-80333 München, as of 5 March 2022 (roll of Deed No. 0378) and the respective deed of reference as of 5 March 2022 of the aforementioned notary (roll of Deed No. 0377/2022). The March SPA and the deed of reference both were available in original for today's notarization. Any reference to the March SPA shall also include the deed of reference.

Sections 13.1 to and including 13.12 of the March SPA apply analogously as if they had been agreed in this Agreement, provided, however with the following amendment:

If and to the extent this Agreement envisages any actions by the Company prior to Closing, Buyer shall cause such action by the Company.

11.2       Definitions

Capitalized terms used in this Agreement shall have the meaning ascribed to them in the March SPA unless otherwise defined herein or the context otherwise requires.

This deed was read aloud by the notary, approved by the persons appearing, and signed by them and the notary as follows: